EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Hydrolix, Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated July 16, 2015, relating to our audit of the balance sheet of Hydrolix, Inc. as of the period from November 20, 2014 (inception) through to March 31, 2015, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from November 20, 2014 (inception) through to March 31, 2015. Our report dated July 16, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ TAAD, LLP

Diamond Bar, CA

July 16, 2015